[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.6

AMENDMENT NO. 2

TO

RESEARCH AND COMMERCIALIZATION AGREEMENT

This Amendment No. 2 to research and commercialization Agreement ("Amendment") is made and entered into effective as of January 28, 2002 (the "Amendment Date") by and between Medarex, Inc., 707 State Road, Suite 206, Princeton, NJ 08540, GenPharm International Inc., a wholly-owned subsidiary of Medarex, Inc. (together, "Medarex"), and FibroGen, Inc., a Delaware corporation, 225 Gateway Boulevard, South San Francisco, California 94080 and FibroPharma, Inc., a wholly-owned subsidiary of FibroGen, Inc. (collectively, "FibroGen"). Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are defined in the Agreement (as defined below).

WHEREAS, Medarex and FibroGen entered into a Research and Commercialization Agreement dated as of July 9, 1998 (the "Agreement"), as amended as of June 30, 2001, under which FibroGen acquired a research license and an option to acquire commercial licenses under the Medarex Technology.

WHEREAS, the parties desire to amend the Agreement to extend the term of the Research Period under the Agreement and to clarify the scope of the licenses granted under the Agreement.                                                                                                         '

Now, THEREFORE, the parties agree as follows:

1.	Amendment of the Agreement.

The parties hereby agree to amend the terms of the Agreement as of the Amendment Date as provided below.

1.1	Amendment of Section 2.6.2. Section 2.6.2 of the Agreement is hereby amended to read in its entirety as follows:

"2.6.2 With notice to Medarex at least thirty (30) days prior to the first anniversary of the Effective Date, FibroGen may extend the term of the Research Period until the second anniversary of the Effective Date and, with notice to Medarex at least thirty (30) days prior to the second anniversary of the Effective Date, FibroGen may extend the term of the Research Period until the third anniversary of the Effective Date and, with notice to Medarex at least thirty (30) days prior to the third anniversary of the Effective Date, FibroGen may extend the term of the Research Period until February 28, 2002 and, with notice to Medarex at least thirty (30) days prior to February 28, 2002, FibroGen may extend the term of the Research Period until March 31, 2002, and in each case, FibroGen shall continue to make quarterly research support payments (or, if research services are provided by Medarex for less than a full calendar quarter, a research support payment equivalent to a pro rata portion of such quarterly research support payment as applicable) as provided in Section 2.2.  If

FibroGen (i) extends the Research Period for at least six (6) months (so that the Research Period is at least eighteen (18) months and Medarex has received at least five hundred seventy thousand dollars ($570,000) of research support payments pursuant to Section 2.2), and (ii) exercises its option and acquires a commercial license pursuant to Section 3.1.2, then FibroGen shall be considered to have exclusivity of all the Antigens listed on Exhibit A in accordance with Section 2.6.5."

2.	Scope of Agreement.
2.1	Mice. For purposes of clarity, the parties acknowledge and agree that [ * ] and [ * ] (as such terms are defined below) are not included in the definition of Mice under the Agreement.

For purposes of this Amendment and the Agreement, "[ * ]" shall mean any mice comprising both (i) [ * ] developed by Medarex or otherwise developed through use of Medarex's proprietary HuMAb Mouse; and (ii) [ * ], including, without limitation, any mouse comprising the nucleic acids described in clause (i) and clause (ii) of this Section that is derived by (X) [ * ] HuMAb Mouse [ * ], (Y) introducing nucleic acids obtained, isolated, or derived from a HuMAb Mouse [ * ], or (Z) introducing nucleic acids obtained, isolated, or derived from a [ * ] into one or more cells obtained from a HuMAb Mouse.

For purposes of this Amendment and the Agreement, "[ * ]" shall mean any immunizable [ * ] mouse developed by [ * ] that contains [ * ] thereof that include [ * ] that provide for [ * ], and which [ * ] comprises an [ * ].

3.	Miscellaneous.
3.1	No Other Changes. Except as expressly provided in this Amendment, all terms of the Agreement shall remain in full force and effect.
3.2	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective authorized officers.

Medarex, Inc.		FibroGen, Inc.

By:	/s/Jim Cornett	By:	/s/ Jack Anthony
Name:	Jim Cornett	Name:	Jack Anthony
Title:	VP Business Development	Title:	VP Business Development
Date:	16 July 2001	Date:	6/28/01

GenPharm International, Inc.		FibroPharma, Inc.

By:	/s/ Jim Cornett	By:	/s/ Jack Anthony
Name:	Jim Cornett	Name:	Jack Anthony
Title:	VP Business Development	Title:	VP Business Development
Date:	16 July 2001	Date:	6/29/01

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.